EXHIBIT 2

FIRSTSERVICE CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2012

FIRSTSERVICE CORPORATION

MANAGEMENT’S REPORT
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of three independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders.  Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded five individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2012.   The total assets and total revenues of the five individually insignificant controlled entities represent 4.0% and 3.5%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2012.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2012, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2012, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2012, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer
February 22, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of FirstService Corporation

We have audited the accompanying consolidated balance sheets of FirstService Corporation and its subsidiaries as of December 31, 2012 and December 31, 2011 and the related consolidated statement of (loss) earnings, consolidated statement of comprehensive earnings, consolidated statements of shareholders’ equity and consolidated statement of cash flows for each of the years in the three-year period ended December 31, 2012. We also have audited FirstService Corporation and its subsidiaries’ internal control over financial reporting as of December 31 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits, which were integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded five entities from its assessment of internal control over financial reporting as of
December 31, 2012 because these entities were acquired by FirstService Corporation in purchase business combinations during 2012. We have also excluded these entities acquired by FirstService Corporation from our audit of internal control over financial reporting.  The total assets and total revenues of these majority owned entities represent 4.0% and 3.5%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2012.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstService Corporation and its subsidiaries as of December 31, 2012 and December 31, 2011 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, FirstService Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
February 22, 2013

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(in thousands of US dollars, except per share amounts)

Years ended December 31	2012	2011	2010

Revenues	$2,305,537	$2,224,171	$1,986,271

Cost of revenues (exclusive of depreciation and amortization shown below)	1,518,034	1,436,214	1,221,323
Selling, general and administrative expenses	639,278	634,321	620,401
Depreciation	34,812	30,661	28,280
Amortization of intangible assets	18,690	20,265	19,606
Acquisition-related items (note 4)	16,326	4,649	(871)
Operating earnings	78,397	98,061	97,532

Interest expense	20,616	17,975	18,347
Interest income	(1,015)	(1,167)	(950)
Other (income) expense, net (note 5)	(2,441)	6,317	3,007
Earnings before income tax	61,237	74,936	77,128
Income tax (note 15)	20,304	(26,807)	29,228
Net earnings	40,933	101,743	47,900

Non-controlling interest share of earnings (note 12)	13,952	14,692	15,420
Non-controlling interest redemption increment (note 12)	21,131	12,941	18,916
Net earnings attributable to Company	5,850	74,110	13,564
Preferred share dividends	9,603	9,971	10,101

Net (loss) earnings attributable to common shareholders	$(3,753)	$64,139	$3,463

Net (loss) earnings per common share (note 16)
Basic	$(0.12)	$2.13	$0.12
Diluted	$(0.12)	$2.03	$0.11

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
(in thousands of US dollars)

Years ended December 31	2012	2011	2010

Net earnings	$40,933	$101,743	$47,900

Foreign currency translation gain (loss)	3,423	(4,185)	14,360
Reclassification to earnings of other comprehensive income on investment (note 4)	2,553	-	-
Comprehensive earnings	46,909	97,558	62,260
Less: Comprehensive earnings attributable to non-controlling shareholders	34,689	27,462	35,178
Comprehensive earnings attributable to Company	12,220	70,096	27,082

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

As at December 31	2012	2011
Assets
Current assets
Cash and cash equivalents	$108,684	$97,799
Restricted cash	3,649	4,493
Accounts receivable, net of allowance of $22,357 (December 31, 2011 - $19,700)	328,455	286,019
Income tax recoverable	2,503	9,661
Inventories (note 6)	14,918	11,831
Prepaid expenses and other current assets	34,197	23,874
Deferred income tax (note 15)	18,135	16,527
	510,541	450,204

Other receivables	6,328	6,684
Other assets (note 7)	13,972	10,344
Fixed assets (note 8)	107,011	94,150
Deferred income tax (note 15)	99,464	87,940
Intangible assets (note 9)	177,949	188,909
Goodwill (note 10)	402,645	395,487
	807,369	783,514
	$1,317,910	$1,233,718

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$88,593	$82,114
Accrued liabilities (note 6)	313,212	272,106
Income tax payable	6,477	3,214
Unearned revenues	19,702	19,448
Long-term debt - current (note 11)	39,038	216,373
Deferred income tax (note 15)	875	995
	467,897	594,250

Long-term debt - non-current (note 11)	298,167	100,042
Convertible debentures (note 11)	77,000	77,000
Contingent acquisition consideration (note 18)	12,649	10,166
Other liabilities	35,610	29,077
Deferred income tax (note 15)	34,683	38,160
	458,109	254,445
Non-controlling interests (note 12)	151,969	141,404

Shareholders' equity
Preferred shares (note 13)	130,762	140,561
Common shares (note 13)	118,821	110,821
Contributed surplus	29,781	27,970
Deficit	(74,024)	(63,958)
Accumulated other comprehensive earnings	34,595	28,225
	239,935	243,619
	$1,317,910	$1,233,718

Commitments and contingencies (notes 13 and 19)

The accompanying notes are an integral part of these financial statements.

On behalf of the Board of Directors,
/s/Bernard I. Ghert	/s/Jay S. Hennick
Director	Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and		Issued and				other	Total
	outstanding		outstanding		Contributed		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	Deficit	earnings	equity

Balance, December 31, 2009	5,772,274	$144,307	29,624,910	$90,994	$26,028	$(114,016)	$18,721	$166,034
Comprehensive earnings:
Net earnings	-	-	-	-	-	47,900	-	47,900
Other comprehensive earnings	-	-	-	-	-	-	14,360	14,360
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	(842)	(842)
NCI share of earnings	-	-	-	-	-	(15,420)	-	(15,420)
NCI redemption increment	-	-	-	-	-	(18,916)	-	(18,916)

Subsidiaries’ equity transactions	-	-	-	-	(31)	-	-	(31)

Subordinate Voting Shares:
Stock option expense	-	-	-	-	2,575	-	-	2,575
Stock options exercised	-	-	311,950	6,404	(1,853)	-	-	4,551
Tax benefit on options exercised	-	-	-	-	63	-	-	63
Issued for purchase of NCI	-	-	381,414	9,075	-	-	-	9,075
Preferred Shares:
Dividends (note 13)	-	-	-	-	-	(10,101)	-	(10,101)
Balance, December 31, 2010	5,772,274	144,307	30,318,274	106,473	26,782	(110,553)	32,239	199,248
Comprehensive earnings:
Net earnings	-	-	-	-	-	101,743	-	101,743
Other comprehensive earnings	-	-	-	-	-	-	(4,185)	(4,185)
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	171	171
NCI share of earnings	-	-	-	-	-	(14,692)	-	(14,692)
NCI redemption increment	-	-	-	-	-	(12,941)	-	(12,941)

Subsidiaries’ equity transactions	-	-	-	-	310	-	-	310

Subordinate Voting Shares:
Stock option expense	-	-	-	-	2,335	-	-	2,335
Stock options exercised	-	-	262,750	7,112	(1,922)	-	-	5,190
Tax benefit on options exercised	-	-	-	-	465	-	-	465
Purchased for cancellation	-	-	(639,770)	(2,764)	-	(17,544)	-	(20,308)
Preferred Shares:
Purchased for cancellation	(149,640)	(3,746)	-	-	-	-	-	(3,746)
Dividends (note 13)	-	-	-	-	-	(9,971)	-	(9,971)
Balance, December 31, 2011	5,622,634	$140,561	29,941,254	$110,821	$27,970	$(63,958)	$28,225	$243,619

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and		Issued and				other	Total
	outstanding		outstanding		Contributed		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	Deficit	earnings	equity

Balance, December 31, 2011	5,622,634	$140,561	29,941,254	$110,821	$27,970	$(63,958)	$28,225	$243,619
Comprehensive earnings:
Net earnings	-	-	-	-	-	40,933	-	40,933
Other comprehensive earnings	-	-	-	-	-	-	5,976	5,976
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	394	394
NCI share of earnings	-	-	-	-	-	(13,952)	-	(13,952)
NCI redemption increment	-	-	-	-	-	(21,131)	-	(21,131)

Subsidiaries’ equity transactions	-	-	-	-	607	-	-	607

Subordinate Voting Shares:
Stock option expense	-	-	-	-	3,169	-	-	3,169
Stock options exercised	-	-	363,850	9,098	(2,165)	-	-	6,933
Tax benefit on options exercised	-	-	-	-	200	-	-	200
Purchased for cancellation	-	-	(235,000)	(1,098)	-	(6,216)	-	(7,314)
Preferred Shares:
Purchased for cancellation	(392,000)	(9,799)	-	-	-	(97)	-	(9,896)
Dividends (note 13)	-	-	-	-	-	(9,603)	-	(9,603)
Balance, December 31, 2012	5,230,634	$130,762	30,070,104	$118,821	$29,781	$(74,024)	$34,595	$239,935

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

Years ended December 31	2012	2011	2010

Cash provided by (used in)

Operating activities
Net earnings	$40,933	$101,743	$47,900

Items not affecting cash:
Depreciation and amortization	53,502	50,926	47,886
Deferred income tax	(18,660)	(64,512)	(7,440)
(Earnings) loss from equity method investments	(1,230)	3,475	4,046
Stock option expense	3,169	2,335	2,761
Other	3,323	4,278	(7,099)
Incremental tax benefit on stock options exercised	(200)	(465)	(63)

Changes in non-cash working capital:
Accounts receivable	(19,889)	(22,452)	(39,078)
Inventories	(3,046)	(2,359)	299
Prepaid expenses and other current assets	(3,897)	(1,796)	1,348
Accounts payable	(963)	10,956	4,603
Accrued liabilities	28,979	(7,325)	66,184
Income tax payable	11,842	(1,383)	(3,331)
Unearned revenues	48	(2,946)	764
Other liabilities	9,080	9,739	(3,729)
Net cash provided by operating activities	102,991	80,214	115,051

Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(19,153)	(22,975)	(34,710)
Purchases of fixed assets	(44,395)	(37,400)	(32,460)
Changes in restricted cash	844	(156)	702
Other investing activities	850	1,685	343
Net cash used in investing activities	(61,854)	(58,846)	(66,125)

Financing activities
Increase in long-term debt	395,584	207,816	86,540
Repayment of long-term debt	(376,349)	(133,854)	(84,793)
Financing fees paid	(1,808)	-	(128)
Purchases of non-controlling interests	(8,040)	(56,621)	(39,058)
Sale of interests in subsidiaries to non-controlling interests	1,608	1,014	848
Contingent acquisition consideration paid	(7,133)	(1,623)	(318)
Proceeds received on exercise of stock options	6,933	5,190	4,551
Incremental tax benefit on stock options exercised	200	465	63
Dividends paid to preferred shareholders	(9,603)	(9,971)	(10,101)
Distributions paid to non-controlling interests	(16,321)	(10,617)	(8,654)
Repurchases of Subordinate Voting Shares	(7,314)	(20,308)	-
Repurchases of Preferred Shares	(9,896)	(3,746)	-
Net cash used in financing activities	(32,139)	(22,255)	(51,050)
Effect of exchange rate changes on cash	1,887	(1,673)	2,705
Increase (decrease) in cash and cash equivalents	10,885	(2,560)	581

Cash and cash equivalents, beginning of year	97,799	100,359	99,778
Cash and cash equivalents, end of year	$108,684	$97,799	$100,359

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to the commercial, institutional and residential markets in North America and various countries around the world.  The Company’s operations are conducted in three segments: Commercial Real Estate (“CRE”) Services, Residential Property Management and Property Services.  The Company operates as Colliers International within CRE; FirstService Residential Management, American Pool Enterprises and various regional brands within Residential Property Management; and several franchise and contractor network brands within Property Services.

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the determination of fair values of assets acquired and liabilities assumed in business combinations, recoverability of goodwill and intangible assets, estimated fair value of contingent consideration related to acquisitions, recoverability of deferred income tax assets, quantification of uncertain tax positions and the collectability of accounts receivable. Actual results could be materially different from these estimates.

Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Restricted cash
Restricted cash consists of cash over which the Company has legal ownership but is restricted as to its availability or intended use, including funds held on behalf of clients and franchisees.

Inventories
Inventories are carried at the lower of cost and market.  Cost is determined using the weighted average method.  Work-in-progress inventory relates to real estate project management and appraisal projects in process and are accounted for using the percentage of completion method.

Fixed assets
Fixed assets are carried at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable.  An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities under the caption “other assets”.  Investments in equity securities are accounted for using the equity method or cost method.  The equity method is utilized where the Company has the ability to exercise significant influence on the investee.  Realized gains or losses and equity earnings or losses are recorded in other (income) expense.  Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value and the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and near term prospects for the issuer.  Other-than-temporary impairment losses on equity securities are recorded in earnings.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value.  From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long term debt.  Hedge accounting has been applied and the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings.  The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings.  If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value
The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis.  The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.  The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Financing fees
Financing fees related to the revolving credit facility, Senior Notes and Convertible Debentures are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired.  Indefinite life intangible assets are not subject to amortization.  Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Franchise rights	by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names	straight-line over 5 to 35 years
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level.  The Company has eight reporting units determined with reference to business segment, customer type, service delivery model and geography.  Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required.  Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a two-step goodwill impairment test is performed.  In the first step, the reporting unit’s carrying amount, including goodwill, is compared to the estimated fair value of the reporting unit.  The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Non-controlling interests
Non-controlling interests (“NCI”) are redeemable securities and accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.   This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues
(a) Real estate brokerage operations
Commission revenues from real estate leasing transactions are recognized once performance obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion, contingent on occupancy, is deferred until all contingencies are satisfied.

Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly, revenue recognition is deferred until this contingency is satisfied.

 (b) Franchisor operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

(c) Service operations other than real estate brokerage and franchisor operations
Revenues are recognized at the time the service is rendered.  Certain services including but not limited to real estate project management and appraisal projects in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent.  Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation
For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award.  For liability classified awards, the fair value of the award is measured each period it is outstanding and changes in fair value are recorded as compensation expense.  The related stock option compensation expense is allocated using the graded attribution method.

Notional value appreciation plans
Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases.  Awards under these plans generally have a term of up to ten years and a vesting period of five years.  The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax
Income tax has been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet.  Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations
All business combinations are accounted for using the purchase method of accounting.  Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings.  However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.	Acquisitions

2012 acquisitions:
The Company completed five individually insignificant acquisitions, two in the CRE segment, two in the Residential Property Management segment and one in the Property Services segment.  In the CRE segment, the Company acquired assets and select liabilities of Colliers International UK plc (in administration) (“CI UK”) and a regional firm operating in Victoria, Australia. These acquisitions expanded the CRE segment’s geographic presence to new markets, including the United Kingdom, Ireland, Spain and Victoria, Australia.  In Residential Property Management, the acquired firms operate in California and Arizona and expand the Company’s service offering in existing markets.  In Property Services, the acquired firm operates in Florida and expands the Company’s geographic presence in an existing market.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$30,427
Long term assets	3,164
Current liabilities	(21,169)
Long-term liabilities	(1,080)
Non-controlling interests	(1,906)
$9,436

Note consideration	$655
Cash consideration, net of cash acquired of $419	19,153
Acquisition date fair value of contingent consideration	1,944
Total purchase consideration	$21,752

Acquired intangible assets	$7,420
Goodwill	$4,896

2011 acquisitions:
The Company completed six individually insignificant acquisitions, five in the Residential Property Management segment and one in the CRE segment.  In Residential Property Management, the acquired firms operate in North and South Carolina, Vancouver, Las Vegas, Toronto and Minneapolis.  The CRE business operates in California.  The acquisitions expand the Company’s geographic presence to new and existing markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$1,819
Long term assets	1,277
Current liabilities	(4,235)
Long-term liabilities	(1,779)
Non-controlling interests	(7,238)
$(10,156)

Cash consideration, net of cash acquired of $531	$22,975
Acquisition date fair value of contingent consideration	3,482
Total purchase consideration	$26,457

Acquired intangible assets	$16,586
Goodwill	$20,027

2010 acquisitions:
The Company completed ten individually insignificant acquisitions, five in the CRE segment and five in the Residential Property Management segment.  In Residential Property Management, the acquired firms operate in New York City, Nevada, Houston, Calgary and Vancouver.  Four of the CRE businesses operate in the US Midwest and one in the Netherlands.  Several of these acquisitions expand the Company’s geographic presence to new markets.

Details of these acquisitions are as follows:

Aggregate
Acquisitions

Current assets	$10,308
Long term assets	2,707
Current liabilities	(10,582)
Long-term liabilities	(7,430)
Non-controlling interests	(30,146)
$(35,143)

Note consideration	$475
Cash consideration, net of cash acquired of $7,636	31,928
Acquisition date fair value of contingent consideration	11,672
Total purchase consideration	$44,075

Acquired intangible assets	$46,751
Goodwill	$32,467

In connection with the acquisition of a Netherlands-based commercial real estate firm completed in November 2010, a long-term liability of $375 related to a defined benefit pension plan was assumed.  The plan assets comprise an insurance contract.  As of December 31, 2012, the estimated fair value of plan assets and the projected benefit obligation were $5,397 and $5,836, respectively. The assumptions used in determining the projected benefit obligation included a discount rate of 3.3% and salary growth of 2.0%.

Acquisition-related transaction costs for the year ended December 31, 2012 totaled $5,032 (2011 - $861; 2010 - $1,158) and were recorded as expense under the caption “acquisition-related items”.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted fair cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended December 31, 2012, goodwill in the amount of $2,214 is deductible for income tax purposes (2011 - $11,441; 2010 - $15,067).

The Company typically structures its business acquisitions to include contingent consideration.  Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition.  The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period.  If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period.  The fair value recorded on the consolidated balance sheet as at December 31, 2012 was $13,000 (see note 18).  The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $12,700 to a maximum of $15,200.  The compensation element is recorded on a straight line basis over the contingency period and, as at December 31, 2012 totaled $7,475 (2011 - $3,900), and was recorded in “Other liabilities” on the balance sheet.  The estimated range of outcomes related to the compensation element is $10,400 to a maximum of $12,600.  These contingencies will expire during the period extending to December 2013.  During the year ended December 31, 2012, $5,492 was paid with reference to such contingent consideration (2011 - $1,806; 2010 - $318).  In addition, as at December 31, 2012, the Company had recorded in “Accrued liabilities” $658 of consideration payable related to acquisitions where all contingencies had been resolved (2011 - $3,109).  During the year ended December 31, 2012, $2,451 was paid with reference to previously resolved contingencies (2011 - nil; 2010 - nil).

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The consideration for the acquisitions during the year ended December 31, 2012 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

The amounts of revenues and earnings contributed from the date of acquisition and included in the Company’s consolidated results for the year ended December 31, 2012, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition date been January 1, 2010, are as follows:

	Revenues	Net earnings

Actual from acquired entities for 2012	$80,556	$1,584
Supplemental pro forma for 2012 (unaudited)	2,337,366	41,287
Supplemental pro forma for 2011 (unaudited)	2,365,160	102,540
Supplemental pro forma for 2010 (unaudited)	2,208,688	52,446

Supplemental pro forma results were adjusted for non-recurring items.

4.	Acquisition-related items

Acquisition-related expense (income) is comprised of the following:

	2012	2011	2010

Contingent consideration compensation expense	$5,096	$2,819	$1,532
Contingent consideration fair value adjustments	3,645	969	935
Transaction costs	5,032	861	1,158
Reclassification from accumulated other comprehensive loss	2,553	-	-
Settlement of acquisition-related liability	-	-	(4,496)
	$16,326	$4,649	$(871)

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as acquisitions made in the preceding two years.

On March 28, 2012, CI UK entered into an administration process, and as a result the Company’s 29.5% equity investment, held since October 2009, ceased.  As such, the company released $2,553 of accumulated other comprehensive loss related to this investment into earnings.

The settlement of the acquisition-related liability was related to a potential sales tax liability of an acquired entity over which the statute of limitations lapsed during the year ended December 31, 2010.

5.	Other (income) expense

	2012	2011	2010

(Earnings) loss from equity method investments	$(1,230)	$3,475	$4,046
Other-than-temporary impairment of investment	-	3,092	-
Other	(1,211)	(250)	(1,039)
	$(2,441)	$6,317	$3,007

During the year ended December 31 2011, as a result of a sustained decline in the market price of the shares of the Company’s investment in Colliers International UK plc, an other-than-temporary impairment charge of $3,092 was recorded in the statement of earnings.

6.	Components of working capital accounts

	December 31,	December 31,
	2012	2011

Inventories
Work-in-progress	$8,223	$5,497
Finished goods	2,358	2,119
Supplies and other	4,337	4,215
	$14,918	$11,831

Accrued liabilities
Accrued payroll, commission and benefits	$222,671	$184,493
Accrued interest	1,540	1,888
Customer advances	4,769	4,246
Contingent acquisition consideration	351	2,678
Other	83,881	78,801
	$313,212	$272,106

7.	Other assets

	December 31,	December 31,
	2012	2011

Equity method investments	$5,455	$3,441
Financing fees, net of accumulated amortization of $5,359 (December 31, 2011 - $6,419)	3,199	2,635
Other	5,318	4,268
	$13,972	$10,344

8.	Fixed assets

December 31, 2012		Accumulated
	Cost	depreciation	Net

Land	$3,093	$-	$3,093
Buildings	14,507	4,953	9,554
Vehicles	28,123	21,494	6,629
Furniture and equipment	71,906	51,047	20,859
Computer equipment and software	118,934	81,316	37,618
Leasehold improvements	59,549	30,291	29,258
	$296,112	$189,101	$107,011

December 31, 2011		Accumulated
	Cost	depreciation	Net

Land	$3,093	$-	$3,093
Buildings	14,442	4,455	9,987
Vehicles	26,030	19,827	6,203
Furniture and equipment	63,504	44,305	19,199
Computer equipment and software	98,535	66,123	32,412
Leasehold improvements	47,414	24,158	23,256
	$253,018	$158,868	$94,150

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $8,077 (2011 - $5,466) and net book value of $4,409 (2011 - $2,948).

9.	Intangible assets

December 31, 2012	Gross
	carrying	Accumulated
	amount	amortization	Net

Customer lists and relationships	$159,242	$60,375	$98,867
Franchise rights	38,255	14,148	24,107
Trademarks and trade names:
Indefinite life	20,995	-	20,995
Finite life	40,335	11,193	29,142
Management contracts and other	19,936	15,111	4,825
Brokerage backlog	2,389	2,376	13
	$281,152	$103,203	$177,949

	Gross
December 31, 2011	carrying	Accumulated
	amount	amortization	Net

Customer lists and relationships	$152,824	$48,683	$104,141
Franchise rights	37,246	12,648	24,598
Trademarks and trade names:
Indefinite life	20,702	-	20,702
Finite life	40,176	9,179	30,997
Management contracts and other	20,010	11,548	8,462
Brokerage backlog	2,240	2,231	9
	$273,198	$84,289	$188,909

During the year ended December 31, 2012, the Company acquired the following intangible assets:
		Estimated
		weighted
		average
		amortization
	Amount	period (years)

Customer lists and relationships	$5,917	17.5
Franchise rights	1,339	9.4
Trademarks and trade names	160	4.8
Management contracts and other	43	8.8
Brokerage backlog	147	0.5
	7,606	15.4

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2013	$33,502
2014	14,443
2015	13,982
2016	13,473
2017	12,245

10.	Goodwill

	Commercial	Residential
	Real Estate	Property	Property
	Services	Management	Services	Consolidated

Balance, December 31, 2010	$152,818	$140,892	$86,147	$379,857
Goodwill acquired during the period	279	19,748	-	20,027
Other items	(289)	(787)	(215)	(1,291)
Foreign exchange	(2,093)	(911)	(102)	(3,106)
Balance, December 31, 2011	150,715	158,942	85,830	395,487
Goodwill acquired during the period	2,667	2,074	155	4,896
Other items	(243)	(227)	-	(470)
Foreign exchange	2,169	462	101	2,732
Balance, December 31, 2012	155,308	161,251	86,086	402,645
Goodwill	184,891	161,251	86,086	432,228
Accumulated impairment loss	(29,583)	-	-	(29,583)
	$155,308	$161,251	$86,086	$402,645

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired.  No goodwill impairments were identified in 2012, 2011 or 2010.

11.	Long-term debt and convertible debentures

	December 31,	December 31,
	2012	2011

Revolving credit facility	$230,740	$180,057
6.40% Senior Notes	37,500	50,000
5.44% Senior Notes	60,000	80,000
Unamortized gain on settlement of interest rate swaps	229	386
Adjustment to senior notes resulting from interest rate swap	358	332
Capital leases maturing at various dates through 2017	2,815	2,337
Other long-term debt maturing at various dates up to 2018	5,563	3,303
	337,205	316,415
Less: current portion	39,038	216,373
Long-term debt - non-current	$298,167	$100,042
Convertible Debentures	77,000	77,000
	$375,167	$177,042

On March 1, 2012, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a $350,000 committed revolving credit facility including an uncommitted accordion provision allowing for an additional $100,000 of borrowing capacity under the same terms.  The revolving credit facility has a five-year term ending March 1, 2017 and bears interest at 1.25% to 3.00% over floating reference rates, depending on certain leverage ratios determined quarterly.  The weighted average interest rate for 2012 was 2.2% (2011 - 1.1%).  The revolving credit facility had $81,247 of available un-drawn credit as at December 31, 2012 ($60,851 was un-drawn at December 31, 2011).  As of December 31, 2012, letters of credit in the amount of $10,513 were outstanding ($11,592 as at December 31, 2011).  The revolving credit facility requires a commitment fee of 0.25% to 0.60% of the unused portion, depending on certain leverage ratios.

The Company has outstanding $37,500 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments which began on September 30, 2012.  The Company also has outstanding $60,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments which began on April 1, 2011.  On January 16, 2013, the Company completed a private placement of $150,000 of 3.84% Notes (see note 23).

The Company has indemnified the holders of the 6.40% Notes and the 5.44% Notes (collectively, the “Notes”) from all withholding tax that is or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of December 31, 2012.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the Company’s shares of its subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by non-controlling interests.

The covenants of the revolving credit facility and the Notes agreements require the Company to maintain certain ratios including leverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The Company has issued and outstanding $77,000 principal amount of 6.50% Convertible Unsecured Subordinate Debentures (“Convertible Debentures”) with a maturity date of December 31, 2014.  At the holder’s option, the Convertible Debentures may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 35.7143 common shares per $1,000 principal amount of Convertible Debentures (which represents an initial conversion price of $28.00 per share).  The Company may also, at its option, redeem the Convertible Debentures at any time on or after December 31, 2012.  Subject to specified conditions, the Company has the right to repay the outstanding principal amount of the Convertible Debentures, on maturity or redemption, through the issuance of Subordinate Voting Shares.  The Company also has the option to satisfy its obligation to pay interest through the issuance and sale of Subordinate Voting Shares.  The Convertible Debentures are unsecured and contain no financial ratio covenants.

The effective interest rate on the Company’s long-term debt and Convertible Debentures for the year ended December 31, 2012 was 5.1% (2011 - 4.8%).  The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2013	$39,038
2014	110,693
2015	33,396
2016	28
2017 and thereafter	231,050

12.	Non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as non-controlling interests (“NCI”).  The NCI are considered to be redeemable securities.  Accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.  This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.  The following table provides a reconciliation of the beginning and ending NCI amounts:

	2012	2011

Balance, January 1	$141,404	$174,358
NCI share of earnings	13,952	14,692
NCI share of other comprehensive earnings	(394)	(171)
NCI redemption increment	21,131	12,941
Distributions paid to NCI	(16,321)	(10,617)
Purchases of interests from NCI, net	(9,709)	(57,037)
NCI recognized on business acquisitions	1,906	7,238
Balance, December 31	$151,969	$141,404

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries.  These agreements allow the Company to “call” the non-controlling interest at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before extraordinary items, income taxes, interest, depreciation, and amortization.  The agreements also have redemption features which allow the owners of the NCI to “put” their equity to the Company at the same price subject to certain limitations.  The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares.  The redemption amount as of December 31, 2012 was $139,728 (2011 - $127,018).  The redemption amount is lower than that recorded on the balance sheet as the formula price of certain NCI are lower than the amount initially recorded at the inception of the minority equity position.  If all put or call options were settled with Subordinate Voting Shares as at December 31, 2012, approximately 4,800,000 (2011 - 4,900,000) such shares would be issued.

13.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Preferred Shares		Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2011	5,622,634	$140,561	28,615,560	$110,448	1,325,694	$373	29,941,254	$110,821
Balance, December 31, 2012	5,230,634	$130,762	28,744,410	$118,448	1,325,694	$373	30,070,104	$118,821

Each 7% Cumulative Preference Share, Series 1 (a “Preferred Share”) has a stated amount of $25.00.  Preferred Share dividends are payable quarterly on or about the last day of each quarter.  The Company may redeem each Preferred Share for $25.00 payable in cash, or alternatively the Company may convert each Preferred Share into Subordinate Voting Shares based on a price of $25.00.  Holders of the Preferred Shares have no redemption or conversion rights.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.  Assuming an arm’s length sale of control of the Company took place on December 31, 2012, the amount required to be paid to the CEO would be $61,682.

14.	Stock-based compensation

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are granted at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued are new shares.  As at December 31, 2012, there were 720,250 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.  Stock option activity for the years ended December 31, 2012, 2011 and 2010 was as follows:

			Weighted average
		Weighted	remaining
	Number of	average	contractual life	Aggregate
	options	exercise price	(years)	intrinsic value

Shares issuable under options - December 31, 2009	1,655,000	$18.22
Granted	520,000	19.15
Exercised	(311,950)	14.59
Forfeited	(12,750)	16.23
Shares issuable under options - December 31, 2010	1,850,300	$19.03
Granted	308,000	30.78
Exercised	(262,750)	19.87
Shares issuable under options - December 31, 2011	1,895,550	$20.83
Granted	367,000	31.48
Exercised	(363,850)	19.15
Expired	(169,500)	32.38
Shares issuable under options - December 31, 2012	1,729,200	$22.31	2.37	$12,228
Options exercisable - End of period	790,850	$18.42	1.58	$8,071

The Company incurred stock-based compensation expense related to these awards of $3,169 during the year ended December 31, 2012 (2011 - $2,335; 2010 - $2,761).

As at December 31, 2012, the range of option exercise prices was $11.74 to $31.86 per share.  Also as at December 31, 2012, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $12,228 and 1.5 years, respectively.

The following table summarizes information about option exercises during years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010

Number of options exercised	363,850	262,750	311,950

Aggregate fair value	$11,198	$8,510	$6,741
Intrinsic value	4,265	3,320	2,190
Amount of cash received	6,933	5,190	4,551

Tax benefit recognized	$1,438	$1,119	$699

As at December 31, 2012, there was $4,322 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 4 years.  During the year ended December 31, 2012, the fair value of options vested was $3,485 (2011 - $2,606; 2010 - $2,434).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2012	2011	2010

Risk free rate	0.4%	1.0%	1.4%
Expected life in years	4.75	4.75	4.75
Expected volatility	40.3%	39.4%	39.8%
Dividend yield	0.0%	0.0%	0.0%

Weighted average fair value per option granted	$10.87	$10.73	$6.85

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected life in years represents the estimated period of time until exercise and is based on historical experience.  The expected volatility is based on the historical prices of the Company’s shares over the previous four years.  The dividend yield assumption is based on the Company’s present intention to retain all earnings in respect of the Common Shares.

Subsidiary stock option plans
The Company has stock option plans at its Commercial Real Estate subsidiary entitling the holders to acquire up to a 3.2% interest in the subsidiary as at December 31, 2012.  During 2012, stock options representing a 7.3% interest in the subsidiary were exercised.  Options, as well as shares acquired upon option exercise under the subsidiary stock option plans are liability classified awards because the underlying stock is also classified as a liability.  The fair value of the liability relating to these awards is calculated each period using the Black-Scholes option pricing model.  The fair value of the liability related to these awards as at December 31, 2012 was $4,266 (2011 - nil) and compensation expense recognized related to the awards for the year ended December 31, 2012 was $4,266 (2011 - nil; 2010 - nil).

15.	Income tax

Income tax differs from the amounts that would be obtained by applying the statutory rate to the respective year’s earnings before tax. These differences result from the following items:

	2012	2011	2010

Income tax expense using combined statutory rate of 26.5% (2011 - 28%, 2010 - 31%)	$16,227	$21,158	$23,909
Permanent differences	3,327	4,554	2,933
Tax effect of flow through entities	(3,663)	(3,462)	(2,768)
Goodwill or other investment impairment charge	676	874	-
Impact of changes in foreign exchange rates	1,546	(679)	(1,426)
Adjustments to tax liabilities for prior periods	721	940	1,499
Effects of changes in enacted tax rates	(14)	52	2,049
Changes in liability for unrecognized tax benefits	352	(342)	(5,881)
Stock-based compensation	128	(386)	(39)
Foreign state and provincial tax rate differential	(1,122)	(1,763)	(3,829)
Other taxes	93	1,992	1,024
Change in valuation allowances	2,033	(49,745)	11,757
Provision for (recovery of) income taxes as reported	$20,304	$(26,807)	$29,228

Earnings before income tax by jurisdiction comprise the following:
	2012	2011	2010

Canada	$22,480	$33,331	$22,446
United States	7,782	21,172	32,508
Australia	25,800	21,791	21,698
Foreign	5,175	(1,358)	476
Total	$61,237	$74,936	$77,128

The provision for (recovery of) income tax comprises the following:

	2012	2011	2010

Current
Canada	$5,849	$4,630	$4,758
United States	18,851	21,625	24,667
Australia	8,526	7,206	6,795
Foreign	4,729	3,708	448
	37,955	37,169	36,668

Deferred
Canada	364	(275)	(5,441)
United States	(15,993)	(63,049)	29
Australia	(743)	(729)	(1,418)
Foreign	(1,279)	77	(610)
	(17,651)	(63,976)	(7,440)
Total	$20,304	$(26,807)	$29,228

The significant components of deferred income tax are as follows:

	2012	2011

Deferred income tax assets
Loss carry-forwards	$88,318	$76,422
Expenses not currently deductible	17,255	15,179
Stock-based compensation	3,317	4,084
Basis differences of partnerships and other entities	15,685	11,316
Allowance for doubtful accounts	3,324	4,752
Inventory and other reserves	1,611	853
	129,510	112,606
Less: Valuation allowance	(11,911)	(8,139)
	117,599	104,467

Deferred income tax liabilities
Depreciation and amortization	33,751	37,880
Unrealized foreign exchange gains	932	168
Prepaid and other expenses deducted for tax purposes	875	995
Financing fees	-	112
	35,558	39,155
Net deferred income tax asset	$82,041	$65,312

From 2008 to 2011, the Company recognized valuation allowances with respect to deferred income tax assets in its Commercial Real Estate operations, primarily in the United States, due to a history of operating losses.  During the fourth quarter of 2011, the Company completed a reorganization of certain operations in the United States to improve administrative efficiency and achieve other benefits. This reorganization was previously not considered prudent or feasible as the acquisitions and/or consents of significant non-controlling interests were required to complete the reorganization, which acquisitions and consents were not completed until the fourth quarter of 2011.  The reorganization provided objective evidence of projected future taxable income and pro forma historical taxable income that outweighs the negative evidence of historical operating losses. In addition, the projection of future taxable income results in the utilization of net operating losses well before the 20-year loss carry-forward limitation. As a result, a valuation allowance in the amount of $48,351 related to the United States Commercial Real Estate operations was reversed as of December 31, 2011.  The recoverability of deferred income tax assets is dependent on the future taxable earnings of these operations.

As at December 31, 2012, the Company had gross operating loss carry-forward balances in the United States, primarily in the Commercial Real Estate segment, of approximately $172,155 (2011 - $143,875) prior to a valuation allowance of $4,098 (2011 - $4,092).  Also in the United States, the Company had gross capital loss carry-forward balances which amounted to $1,068 (2011 - $692) as at December 31, 2012 prior to a valuation allowance of $1,068 (2011 - $692).

As at December 31, 2012, the Company had gross Canadian operating loss carry-forward balances of approximately $53,866 (2011 - $52,353) prior to a valuation allowance of $4,228 (2011 - $2,857).  These amounts are available to reduce future federal and provincial income taxes.  Also in the Canada, the Company had gross capital loss carry-forward balances which amounted to $1,224 (2011 - nil) as at December 31, 2012 prior to a valuation allowance of $1,224 (2011 - nil).

As at December 31, 2012, the Company had gross Australian operating loss carry-forward balances of approximately $889 (2011  - nil) prior to a valuation allowance of nil (2011 - nil).  These amounts are available to reduce future federal income taxes.  Also in Australia, gross capital loss carry-forward balances amounted to $9,455 (2011 - $9,389) as at December 31, 2012 prior to a valuation allowance of $9,455 (2011 - $9,389).

The Company had gross foreign operating loss carry-forward balances as at December 31, 2012 of approximately $43,578 (2011 - $29,442), prior to a valuation allowance of $40,413 (2011 - $26,784).

Net operating loss carry-forward balances attributable to the United States and Canada expire over the next 14 to 20 years.  Net operating loss carry-forward balances attributable to Australia are carried forward indefinitely subject to certain continuity of ownership conditions.

Cumulative unremitted earnings of US and foreign subsidiaries approximated $149,249 as at December 31, 2012 (2011 - $158,308).  Income tax is not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

Balance, December 31, 2010	$7,720
Increases based on tax positions related to the current period	1,903
Increases for tax positions of prior periods	(659)
Reduction for lapses in applicable statutes of limitations	(1,362)

Balance, December 31, 2011	7,602
Increases based on tax positions related to the current period	1,093
Reduction for lapses in applicable statutes of limitations	(781)

Balance, December 31, 2012	$7,914

Of the $7,914 (2011 - $7,602) in gross unrecognized tax benefits, $7,914, (2011 - $7,602) would affect the Company’s effective tax rate if recognized.  For the year ended December 31, 2012, a recovery of $38 in interest and penalties related to provisions for income tax was recorded in income tax expense (2011 - recovery of $238; 2010 - recovery of $994).  As at December 31, 2012, the Company had accrued $122 (2011 - $160) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $840 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company’s significant tax jurisdictions include the United States, Canada and Australia.  The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above.  Actual settlements may differ from the amounts accrued.  The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

16.	Net (loss) earnings per common share

Earnings per share calculations cannot be anti-dilutive, therefore diluted shares are not used in the denominator when the numerator is in a loss position.  The following table reconciles the numerator used to calculate earnings per common share:

	2012	2011	2010

Net (loss) earnings attributable to common shareholders	$(3,753)	$64,139	$3,463
Assumed interest savings on conversion of Convertible Debentures, net of tax; if dilutive	-	3,604	-
Net (loss) earnings for diluted earnings per share calculation purposes	$(3,753)	$67,743	$3,463

The Convertible Debentures were dilutive in 2011, but anti-dilutive in all other periods presented.  The following table reconciles the denominator used to calculate earnings per common share:

	2012	2011	2010

Shares issued and outstanding at beginning of period	29,941,254	30,318,274	29,624,910
Weighted average number of shares:
Issued during the period	250,868	218,418	455,708
Repurchased during the period	(165,703)	(443,081)	-
Weighted average number of shares used in computing basic earnings per share	30,026,419	30,093,611	30,080,618
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	349,531	457,404	286,193
Assumed conversion of dilutive Convertible Debentures	-	2,750,000	-
Number of shares used in computing diluted earnings per share	30,375,950	33,301,015	30,366,811

17.	Other supplemental information

	2012	2011	2010

Franchisor operations
Revenues	$75,025	$74,429	$69,382
Operating earnings	16,801	16,110	10,334
Initial franchise fee revenues	5,950	5,857	4,677

Cash payments made during the period
Income taxes	$25,673	$43,897	$43,809
Interest	18,860	16,240	18,301

Non-cash financing activities
Increases in capital lease obligations	$2,948	$1,540	$1,240

Other expenses
Rent expense	$68,580	$65,992	$57,600

18.	Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.  Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

As of December 31, 2012, the Company was party to an interest rate swap agreement to exchange the fixed rate on a portion of its debt to a floating rate.  On the 5.44% Senior Notes, an interest rate swap exchanges the fixed rate on $30,000 of principal for LIBOR (6 month in arrears) + 387 basis points.  The terms of the swap match the term of the 5.44% Senior Notes with a maturity of April 1, 2015.

The interest rate swap is being accounted for as a fair value hedge.  The swap is carried at fair value on the balance sheet, with gains or losses recognized in earnings.  The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized concurrently in earnings.  So long as the hedge is considered highly effective, the net impact on earnings is nil.

The following tables provide fair value information of the hedging instrument and the effect of the hedging instrument during the period:

	2012

	Balance sheet	Fair
Derivative designated as hedging instrument	location	Value

	Other assets
Interest rate swaps	(non-current)	$358

During 2010, the Company settled two interest rate swap agreements for a cash gain in the amount of $669.  This gain is amortized over the remaining life of the underlying debt which has a final maturity of April 1, 2015.

Fair values of financial instruments
The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2012:

	Carrying value at	Fair value measurements
	December 31, 2012	Level 1	Level 2	Level 3

Interest rate swap asset	$358	$-	$358	$-
Contingent consideration liability	13,000	-	-	13,000

The fair value of the interest rate swap liability was determined using widely accepted valuation techniques.  The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs.  The fair value measurements were made using a discounted cash flows approach; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 9.0% to 12.5%).  Changes in the fair value of the contingent consideration liability are comprised of the following:

Balance, December 31, 2011	$12,844
Amounts recognized on acquisitions	1,944
Fair value adjustments (note 4)	3,645
Resolved and settled in cash	(5,492)
Other	59
Balance, December 31, 2012	$13,000

Less: current portion	$351
Non-current portion	$12,649

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The inputs to the measurement of the fair value of long term debt are Level 3 inputs.  The fair value measurements were made using a net present value approach; significant model inputs were expected future cash outflows and discount rates (which range from 0.8% to 0.9%).  The following are estimates of the fair values for other financial instruments:

	2012		2011
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Other receivables	$6,328	$6,328	$6,684	$6,684
Long-term debt	337,205	347,319	316,415	332,918
Convertible debentures	77,000	86,048	77,000	83,930

Other receivables include notes receivable from minority shareholders and other non-current receivables.

19.	Commitments and contingencies

(a)  Lease commitments
Minimum operating lease payments are as follows:

Year ended December 31
2013	$65,073
2014	53,253
2015	40,982
2016	30,476
2017	20,395
Thereafter	73,244

(b)  Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

20.	Related party transactions

During the year ended December 31, 2012, the Company paid $1,573 (2011 - $3,363; 2010 - $2,812) in rent to entities controlled by minority shareholders of subsidiaries.  In addition, $16,198 (2011 - $15,821; 2010 - $16,036) of service revenues were earned from entities controlled by minority shareholders of subsidiaries and $24 (2011 - $370; 2010 - $169) of expenses (other than rent) were paid to entities controlled by minority shareholders of subsidiaries.

As at December 31, 2012, the Company had $3,487 of loans receivable from minority shareholders (2011 - $3,954) and $2,180 of loans payable to minority shareholders (2011 - $2,720).

21.	Segmented information

Operating segments
The Company has three reportable operating segments. The segments are grouped with reference to the nature of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  CRE provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  Residential Property Management provides property management and related property services to residential communities in North America.  Property Services provides franchised and Company-owned property services to customers in North America. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the CRE segment at December 31, 2012 is $5,226 (2011 - $3,072) of investments in subsidiaries accounted for under the equity method.  The reportable segment information excludes intersegment transactions.

	Commercial	Residential
2012	Real Estate	Property	Property
	Services	Management	Services	Corporate	Consolidated

Revenues	$1,170,427	$839,167	$295,725	$218	$2,305,537
Depreciation and amortization	24,106	18,730	10,302	364	53,502
Operating earnings (loss)	33,796	45,870	13,744	(15,013)	78,397
Other income, net					2,441
Interest expense, net					(19,601)
Income taxes					(20,304)

Net earnings					40,933

Total assets	$633,439	$444,037	$232,757	$7,677	$1,317,910
Total additions to long lived assets	35,031	19,689	7,767	73	62,560

	Commercial	Residential
2011	Real Estate	Property	Property
	Services	Management	Services	Corporate	Consolidated

Revenues	$994,579	$760,501	$468,903	$188	$2,224,171
Depreciation and amortization	22,073	18,022	10,692	139	50,926
Operating earnings (loss)	22,379	47,202	45,421	(16,941)	98,061
Other expense, net					(6,317)
Interest expense, net					(16,808)
Income taxes					26,807

Net earnings					$101,743

Total assets	$576,268	$423,328	$210,898	$23,224	$1,233,718
Total additions to long lived assets	14,997	49,071	6,441	68	70,577

	Commercial	Residential
2010	Real Estate	Property	Property
	Services	Management	Services	Corporate	Consolidated

Revenues	$861,917	$662,033	$462,141	$180	$1,986,271
Depreciation and amortization	23,362	14,605	9,544	375	47,886
Operating earnings (loss)	14,694	46,670	58,671	(22,503)	97,532
Other expense, net					(3,007)
Interest expense, net					(17,397)
Income taxes					(29,228)

Net earnings					$47,900

Total assets	$514,060	$359,247	$217,692	$38,542	$1,129,541
Total additions to long lived assets	78,068	41,182	6,650	273	126,173

Geographic information
Revenues in each geographic region are reported by customer locations.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars, UK pounds and Euros.

	2012	2011	2010

United States
Revenues	$1,490,763	$1,523,912	$1,406,713
Total long-lived assets	468,602	476,530	469,465

Canada
Revenues	$330,622	$310,912	$246,809
Total long-lived assets	99,529	91,821	76,502

Australia
Revenues	$177,677	$171,873	$164,486
Total long-lived assets	49,269	54,701	55,291

Other
Revenues	$306,475	$217,474	$168,263
Total long-lived assets	70,205	55,494	57,927

Consolidated
Revenues	$2,305,537	$2,224,171	$1,986,271
Total long-lived assets	687,605	678,546	659,185

22.	Impact of recently issued accounting standards

On January 1, 2012, the Company adopted updated guidance issued by the Financial Accounting Standards Board (“FASB”) on fair value measurement and disclosure (ASU 2011-04). This update changes certain fair value measurement principles and enhances disclosure requirements, particularly for Level 3 fair value measurements. The guidance was adopted prospectively and did not impact the Company’s results of operations or financial position but did result in enhanced disclosure for Level 3 fair value measurements of assets and liabilities.

On January 1, 2012, the Company adopted new guidance issued by the FASB on the presentation of comprehensive income (ASU 2011-5). This guidance requires entities to present the total of comprehensive earnings, the components of net earnings and the components of other comprehensive earnings either in a single continuous statement of comprehensive earnings or in two separate but consecutive statements. The guidance does not change the items that must be reported in other comprehensive earnings or when an item of other comprehensive earnings must be reclassified to net earnings. This guidance was adopted retrospectively and resulted in a change in disclosure of comprehensive earnings from within the statement of shareholders’ equity to a separate statement of comprehensive earnings.

Effective July 1, 2012, the Company adopted FASB guidance on testing indefinite lived intangible assets other than goodwill for impairment (ASU 2012-02). This updated guidance simplifies the testing for indefinite lived intangible asset impairment as it permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite lived intangible asset is impaired before conducting a quantitative analysis. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. The adoption of this updated guidance changed the manner in which intangible asset impairment testing is performed and did not have a material effect on the Company’s results of operations, financial position or disclosure.

23.	Subsequent event

On January 16, 2013, the Company completed a private placement of $150,000 of senior secured notes with a fixed interest rate of 3.84% (the “3.84% Notes”).  The 3.84% Notes were purchased directly by two US based institutional investment groups.  The 3.84% Notes have a twelve year term extending to January 16, 2025 with five equal annual principal repayments beginning on January 16, 2021.